EXHIBIT 18.1

March 6, 2009

Board of Directors

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and issued our report thereon dated March 6, 2009. Note 3 to the consolidated financial statements describes a change in accounting principle from presenting regulatory fees and tax charges, principally Universal Service Fund (“USF”) remittances to the government and related collections from customers, on a net basis to a gross basis. It should be understood that the preferability of one acceptable method of accounting over another for the presentation of regulatory fees and tax charges has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP